Exhibit 5.1
March 21, 2011
Colt Defense LLC
Colt Finance Corp.
547 New Park Avenue
West Hartford, Connecticut 06110

Re:	Colt Defense LLC Colt Finance Corp. 8.75% Senior Notes due 2017
Ladies and Gentlemen:
     We have acted as counsel to Colt Defense LLC (the “Company”) and Colt Defense Corp (the “Co-Issuer and, together with the Company, the “Issuers”) in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the exchange offer set forth in the Registration Statement (the “Exchange Offer”), pursuant to which $250,000,000 aggregate principal amount of 8.75% Senior Notes due 2014 (the “Exchange Securities”) of the Issuers will be issued under the Indenture between the Issuers and Wilmington Trust FSB, as Trustee, dated as of November 10, 2009 (the “Indenture”) for a like principal amount of the Issuers’ outstanding 8.75% Senior Notes due 2014.
     We have examined such corporate records, documents, certificates and instruments as we deemed necessary and appropriate to enable us to render the opinions expressed below.
     We advise you that, in our opinion, subject to the assumptions and qualifications set forth herein:
     The Exchange Securities have been duly authorized by the Company and the Co-Issuer, and when such Exchange Securities have been executed, authenticated and delivered in accordance with the terms of the Indenture and the Exchange Offer, such Exchange Securities will be legally issued and will constitute valid and binding obligations of the Company and the Co-Issuer entitled to the benefits of the Indenture and enforceable against the Company and the Co-Issuer in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization or other laws of general applicability related to or affecting creditors’ rights and to general principles of equity.
     In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the Limited Liability Company Act and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, the laws of the State of New York and the federal laws of the United States of America.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Registration Statement and the prospectus forming a part thereof. Our consent to such reference does not constitute a consent under Section 7 of the Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP
Cahill Gordon & Reindel LLP